UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2010

NILE THERAPEUTICS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 West 4th Ave., Suite 400
San Mateo, California 94402
(Address of Principal Executive Offices)

(415) 875-7880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 21, 2010, Nile Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC (the “Representative”), as representative of the several underwriters named on Schedule A of the Underwriting Agreement, providing for the offer and sale in a firm commitment underwritten public offering (the “Offering”) of 6,500,000 units of its securities, consisting of an aggregate of 6,500,000 shares of its common stock and warrants to purchase an aggregate of 1,950,000 shares of its common stock, at a public offering price of $0.70 per unit (less an underwriting discount of $0.063 per unit).  Each unit consists of one share of the Company’s common stock and 0.30 warrants to purchase common stock (the “Unit Warrants”).  Each Unit Warrant has a term of five years and represents the right to purchase one share of the Company’s common stock at an exercise price of $0.94 per share.  The units will separate immediately and the common stock and Unit Warrants will be issued separately.  The Unit Warrants have been approved for trading on the Nasdaq Capital Market under the symbol “NLTXW” and are expected to begin trading on or promptly following April 22, 2010.  The Offering is expected to close on or about April 27, 2010, subject to customary closing conditions.

Pursuant to the Underwriting Agreement, the Company granted the Representative an option for a period of 45 days to purchase up to an additional 975,000 units to cover over-allotments, if any.  In addition, the Underwriting Agreement provides that the Company shall issue to the Representative a five-year warrant to purchase 390,000 shares of the Company’s common stock at an exercise price of $0.94 per share (the “Representative’s Warrant”).

The net proceeds to the Company from the sale of the units, after deducting underwriting discounts and commissions, including a non-accountable expense allowance of 1.0% of the gross proceeds from the Offering (excluding proceeds from the sale of over-allotment units), and other estimated offering expenses, are expected to be approximately $4.0 million (or $4.6 million if the over-allotment option is exercised in full).

In connection with the Offering, certain of the Company’s officers, directors and significant stockholders have agreed to enter into 90-day “lock-up” agreements in substantially the form included as Exhibit A to the Underwriting Agreement and the Company has agreed to a similar 90-day “lock-up” period, which agreements are subject to customary exceptions.

Also on April 21, 2010, the Company entered into a Warrant Agreement with American Stock Transfer & Trust Company, LLC (“AST”), pursuant to which AST will act as warrant agent for the Unit Warrants.  The Warrant Agreement also sets forth the terms and conditions of the Unit Warrants.  Among other terms and conditions, the Warrant Agreement provides that, in the event the closing sale price of the Company’s common stock is at least $3.00 per share for any 20 trading days within a period of 30 consecutive trading days, the Company may call the Unit Warrants for redemption, at a redemption price of $0.01 per Unit Warrant, by providing at least 30 days notice to each Unit Warrant holder.

The Offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-165167) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on March 12, 2010, and a prospectus supplement filed with the SEC on April 22, 2010. The foregoing descriptions of the Underwriting Agreement, Warrant Agreement, Unit Warrants, Representative’s Warrant and other documents relating to the Offering do not purport to be complete and are qualified in their entirety by reference to the full text of these documents and securities, forms or copies of which are filed as exhibits hereto and incorporated herein by reference.

The Company issued a press release announcing the pricing of the Offering on April 22, 2010.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement between the Company and Maxim Group LLC, as representative of the underwriters named on Schedule A thereto, dated April 21, 2010.

4.1	Warrant Agreement between Nile Therapeutics, Inc. and American Stock Transfer & Trust Company, LLC, as Warrant Agent, dated April 21, 2010.

4.2	Form of Unit Warrant (included as part of Exhibit 4.1 hereof).

4.3	Form of Representative’s Warrant.

99.1	Press release dated April 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NILE THERAPEUTICS, INC.

Date: April 22, 2010	By:	/s/ Daron Evans
Daron Evans
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement between the Company and Maxim Group LLC, as representative of the underwriters named on Schedule A thereto, dated April 21, 2010.

4.1	Warrant Agreement between Nile Therapeutics, Inc. and American Stock Transfer & Trust Company, LLC, as Warrant Agent, dated April 21, 2010.

4.3	Form of Representative’s Warrant.

99.1	Press release dated April 22, 2010.